Exhibit 99.1

Press Release & Investor Call

Acorn’s Q1’24 EPS Improves to $0.03 vs. ($0.03) Loss Per Share on Continued

Growth in Remote Monitoring and Control Hardware and Services Revenue

Investor Call Today at 11am ET; Dial-in: 1-844-834-0644

Wilmington, DE – May 9, 2024 – Acorn Energy, Inc. (OTCQB: ACFN) (Acorn), a provider of remote monitoring and control solutions for backup power generators, gas pipelines, air compressors and other mission critical assets, announced results for its first quarter ended March 31, 2024 (Q1’24) and will hold an investor call today at 11am ET (see call details below).

Summary Financial Results

	Q1’24	Q1’23	Change
	(dollars in thousands)
Monitoring revenue	$1,102	$1,024	+7.6%
Hardware revenue	1,030	725	+42.1%
Total revenue*	$2,132	$1,749	+21.9%
Gross profit Margin	74.6%	75.2%
Net income (loss) attributable to Acorn stockholders	$65	$(85)	+$150

Net income (loss) per share	$0.03	$(0.03)	+$0.06

*All of Acorn’s revenue is derived from its 99%-owned operating subsidiary, OmniMetrix.

CEO Commentary

Jan Loeb, Acorn’s CEO, commented, “Acorn’s Q1 results reflect the strength of our product and service offerings and the operating leverage of our business model. Acorn achieved solid growth in new monitoring hardware sales and continued to build on our base of annually recurring, high-margin monitoring service revenue. We are off to a promising start in 2024 and believe Acorn is establishing a foundation early this year to achieve our long-term goal of 20% average annual top-line growth in 2024. We have a range of business development initiatives and significant opportunities that we are currently in various stages of pursuing that support our optimism.

“We continue to advance the rollout of OmniMetrix Demand Response (DR) programs within the standby generator market. We secured our first DR customer enrollments late in 2023, added to that base in the first quarter of 2024 and expect the pace of enrollments to continue to build as the benefits of the program become better known to our dealer network and their customers. Our initial customers have been approved by ERCOT, the largest grid operator in Texas, in time for the peak summer season, when the grid is typically most stressed.

“DR programs allow generator owners to be compensated for allowing grid operators to automatically turn on their generators to help the electric grid meet peak power demands. OmniMetrix provides the critical monitoring and control links that enable DR functionality, providing a very compelling add-on to our service offerings which has the potential to double our profitability on each enrolled DR endpoint. We expect a modest revenue contribution from DR to be realized later in 2024 and believe DR has the potential to become an important, long-term revenue driver for our business.

“We also continue to invest in enhancing our solutions to provide increased value to our customers and to maintain our position as a leader in the markets we serve. In Q4’23, we launched our new user interface that we call OV2 for our OmniView data portal which provides a range of new efficiency features such as self-service reporting and access to air quality data to support customer compliance with state laws and regulations. We have been getting very good feedback on the access provided to air quality index (AQI) data, which is required by certain states and EPA regulations for the operation of industrial power generators. We believe that our new AQI feature differentiates our service from competitors and could be a key competitive advantage due to increasing climate concerns and related regulations.

“Based on new leads and deal flow from our sales and marketing team, we are also very bullish about the potential to secure more significant commercial and industrial (C&I) monitoring projects in 2024.”

Financial Review

Q1’24 revenue rose 21.9% to $2,132,000 over Q1’23 revenue of $1,749,000, driven by a 42.1% increase in hardware revenue and a 7.6% increase in monitoring revenue. Q1’24 hardware revenue growth is primarily attributable to sales of new product versions. Revenue increases were attributable to increased sales of TrueGuard (TG) Pro and TG2 in the Power Generation (generator monitoring) segment as well as to sales of Hero2 units in the Cathodic Protection (Pipeline) segment. Sales of new hardware are recognized to revenue on the shipment of product, whereas monitoring revenue is deferred and amortized over the term of the monitoring contract, typically one year.

Driven by revenue growth, gross profit grew 20.9% to $1,591,000 in Q1’24, reflecting a gross margin of 74.6%, as compared to gross profit of $1,316,000 and gross margin of 75.2% in Q1’23. The decrease in gross margin was primarily attributable to a higher proportion of hardware in the revenue mix versus monitoring revenue, which carries a higher gross margin. Nonetheless, Acorn was able to increase its gross margin on hardware to 53.5% in Q1’24 from 50.6% in Q1’23, principally due to sales of new products which deliver more value and, therefore, can command higher price points.

Total operating expenses rose 7.2% to $1,513,000 in Q1’24 versus $1,411,000 in Q1’23, due to a $78,000 increase in selling, general and administrative (SG&A) expenses and a $24,000 increase in research and development (R&D) expenses. Increased SG&A expenses included $36,000 in additional personnel expenses due to compensation increases and staff additions, $25,000 in higher audit engagement fees and timing with more audit expenses falling in Q1’24 than Q1’23, as well $16,000 in tax consulting fees in Q1’24. The increase in R&D included salary increases of our engineering team, the continued development of next-generation products and exploration into new possible product lines. OmniMetrix continues to work on initiatives to enhance the design of existing products and to develop new product lines to address evolving customer needs.

Net income attributable to Acorn stockholders improved to $65,000, or $0.03 per share, in Q1’24 from a net loss of ($85,000), or ($0.03) per share, in Q1’23. Acorn’s Q1’24 profitability improvement was driven by revenue and gross profit growth that significantly exceeded increases in operating expenses. Per-share amounts have been adjusted to account for the 1-for-16 reverse stock split executed in September 2023.

Liquidity and Cash Flow

Excluding deferred revenue of $3,823,000 and deferred cost of goods sold of $709,000, which have no impact on future cash flow, net working capital was $2,494,000 at March 31, 2024 compared to $2,654,000 at December 31, 2023 and $2,569,000 at March 31, 2023. Acorn had cash and cash equivalents of $1,417,000 at March 31, 2024 vs. $1,449,000 at year-end 2023 and $1,346,000 at March 31, 2023 and no debt.

Acorn used $32,000 of net cash in Q1, of which $43,000 was used in operating activities; $2,000 was used in investing activities (technology investments), offset by $13,000 received from the exercise of stock options.

Investor Call Details

Date/Time:	Thursday, May 9th at 11:00 AM ET
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (Int’l)
Online Replay/Transcript:	Audio file and call transcript will be posted to the
Investor section of Acorn’s website when available.
Submit Questions via Email:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment. OmniMetrix serves tens of thousands of commercial and residential customers, including over 25 Fortune/Global 500 companies, supporting cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution and federal, state and municipal government facilities and residential backup generators.

OmniMetrix’s proven, cost-effective solutions make critical systems more reliable and also enable automated “demand response” electric grid support via enrolled backup generators.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There are no assurances that Acorn will be successful in growing its business, increasing its revenue, increasing profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Follow us

Twitter:	@Acorn_IR and @OmniMetrix
StockTwits:	@Acorn_Energy

Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended March 31,
	2024	2023

Revenue	$2,132	$1,749
COGS	541	433
Gross profit	1,591	1,316
Operating expenses:
Research and development expenses (R&D)	238	214
Selling, general and administrative (SG&A) expenses	1,275	1,197
Total operating expenses	1,513	1,411
Operating income (loss)	78	(95)
Interest income, net	15	11
Income (loss) before income taxes	93	(84)
Income tax expense	25	—
Net income (loss)	68	(84)
Non-controlling interest share of income	(3)	(1)
Net income (loss) attributable to Acorn Energy, Inc. stockholders	$65	$(85)

Basic and diluted net income (loss) per share attributable to Acorn Energy, Inc. stockholders:
Net income (loss) per share attributable to Acorn Energy, Inc. stockholders – basic and diluted*	$0.03	$(0.03)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. stockholders – basic and diluted:
Basic*	2,486	2,483
Diluted*	2,494	2,483

*	As adjusted to reflect the September 2023 1-for-16 reverse stock split.

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of March 31, 2024	As of December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash	$1,417	$1,449
Accounts receivable, net	487	536
Inventory, net	788	962
Deferred cost of goods sold (COGS)	709	809
Other current assets	285	280
Total current assets	3,686	4,036
Property and equipment, net	544	570
Right-of-use assets, net	166	193
Deferred COGS	341	476
Other assets	142	174
Total assets	$4,879	$5,449
LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$208	$288
Accrued expenses	124	132
Deferred revenue	3,823	4,034
Current operating lease liabilities	124	123
Other current liabilities	27	30
Total current liabilities	4,306	4,607
Long-term liabilities:
Deferred revenue	1,205	1,550
Noncurrent operating lease liabilities	66	98
Other long-term liabilities	21	20
Total liabilities	5,598	6,275
Commitments and contingencies
Deficit:
Acorn Energy, Inc. stockholders
Common stock - $0.01 par value per share: 42,000,000 shares authorized, 2,537,485 and 2,534,969 shares issued at March 31, 2024 and December 31, 2023, respectively, and 2,487,307 and 2,484,791 shares outstanding at March 31, 2024 and December 31, 2023, respectively	25	25
Additional paid-in capital	103,361	103,321
Accumulated stockholders’ deficit	(101,083)	(101,148)
Treasury stock, at cost – 50,178 shares at March 31, 2024 and December 31, 2023	(3,036)	(3,036)
Total Acorn Energy, Inc. stockholders’ deficit	(733)	(838)
Non-controlling interests	14	12
Total deficit	(719)	(826)
Total liabilities and deficit	$4,879	$5,449

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED) (IN THOUSANDS)

	Three months ended March 31,
	2024	2023
Cash flows used in operating activities:
Net income (loss)	$68	$(84)
Depreciation and amortization	28	38
(Decrease) increase in the provision for credit loss	(7)	2
Impairment of inventory	9	3
Non-cash lease expense	32	31
Stock-based compensation	27	17
Change in operating assets and liabilities:
Decrease (increase) in accounts receivable	56	(176)
Decrease (increase) in inventory	165	(18)
Decrease in deferred COGS	235	37
Decrease (increase) in other current assets and other assets	27	(20)
(Decrease) increase in deferred revenue	(556)	45
Decrease in operating lease liability	(36)	(33)
(Decrease) increase in accounts payable, accrued expenses, other current liabilities and non-current liabilities	(91)	75
Net cash used in operating activities	(43)	(83)

Cash flows used in investing activities:
Investments in technology	(2)	(26)
Net cash used in investing activities	(2)	(26)

Cash flows provided by financing activities:
Stock option exercise proceeds	13	—
Warrant exercise proceeds	—	5
Net cash provided by financing activities	13	5

Net decrease in cash	(32)	(104)
Cash at the beginning of the period	1,449	1,450
Cash at the end of the period	$1,417	$1,346

Supplemental cash flow information:
Cash paid during the year for:
Interest	$1	$—
Income taxes	$2	$—
Non-cash investing and financing activities:
Accrued preferred dividends to former CEO of OmniMetrix	$1	$1